Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion or incorporation by reference into (i) the Registration Statement on Form S-8 (No. 333-178493) (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP and (ii) the Registration Statement on Form S-3 (No. 333-187055) (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP of our report, dated March 15, 2013, with respect to estimates of reserves and future net revenues to the interests of WHT Energy Partners LLC, as of December 31, 2012, and to all references to our firm or such report included or incorporated by reference into such Registration Statements.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 18, 2013

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